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                                                           EXHIBIT (a)(1)(viii)


E-mail


To: Next Level Communications Employees
From: optionquestions@nlc.com

Dear Next Level Communications Employee:

        Unfortunately, your Election form regarding the Stock Option Exchange Program was either inaccurate or incomplete and was not accepted by the company. If you wish to exchange any of your eligible stock options, you must submit a new Election Concerning Exchange of Stock Options form listing the options you elect to have exchanged and cancelled. A blank form may be printed from the stock option exchange website: http://intranet/optionquestions/. The Human Resources Department must be in receipt of a completed Election form before 6:00 p.m. PDT on Tuesday, August 7, 2001. If we do not receive an accurate and complete form from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.

        If you have any questions, please reply to this note at optionquestions@nlc.com.


Thank you.